UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. __)*

TravelCenters of America LLC

(Name of Issuer)

Common Stock, no par value per share

(Title of Class of Securities)

894174101

(CUSIP Number)

                              July 9, 2008

(Date of Event which Requires Filing

of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 894174101	Page 1 of 16 Pages

1	Names of Reporting Persons

I.R.S. Identification Nos. of above persons (entities only)

               MATLINPATTERSON CAPITAL MANAGEMENT L.P.

2	Check the Appropriate Box If a Member of a Group (See Instructions)

a.	[ ]

b.	[ ]

3	SEC Use Only

4	Citizenship or Place of Organization

DELAWARE

Number of	5	Sole Voting Power
Shares
		-0-

Beneficially	6	Shared Voting Power
Owned By
Each		737,600

Reporting	7	Sole Dispositive Power
Person
With		-0-

	8	Shared Dispositive Power

		737,600

9	Aggregate Amount Beneficially Owned by Each Reporting Person

                                       737,600

10	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[ ]

11	Percent of Class Represented By Amount in Row (9)

                                       5.09%

12	Type of Reporting Person (See Instructions)

                                       IA

CUSIP NO. 894174101	Page 2 of 16 Pages

1	Names of Reporting Persons

I.R.S. Identification Nos. of above persons (entities only)

               MATLINPATTERSON DISTRESSED OPPORTUNITIES MASTER ACCOUNT L.P.

2	Check the Appropriate Box If a Member of a Group (See Instructions)

a.	[ ]

b.	[ ]

3	SEC Use Only

4	Citizenship or Place of Organization

CAYMAN ISLANDS

Number of	5	Sole Voting Power
Shares
		-0-

Beneficially	6	Shared Voting Power
Owned By
Each		737,600

Reporting	7	Sole Dispositive Power
Person
With		-0-

	8	Shared Dispositive Power

		737,600

9	Aggregate Amount Beneficially Owned by Each Reporting Person

                                       737,600

10	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[ ]

11	Percent of Class Represented By Amount in Row (9)

                                       5.09%

12	Type of Reporting Person (See Instructions)

                                       PN

CUSIP NO. 894174101	Page 3 of 16 Pages

1	Names of Reporting Persons

I.R.S. Identification Nos. of above persons (entities only)

               MATLINPATTERSON CAPITAL MANAGEMENT GP LLC

2	Check the Appropriate Box If a Member of a Group (See Instructions)

a.	[ ]

b.	[ ]

3	SEC Use Only

4	Citizenship or Place of Organization

DELWARE

Number of	5	Sole Voting Power
Shares
		-0-

Beneficially	6	Shared Voting Power
Owned By
Each		737,600

Reporting	7	Sole Dispositive Power
Person
With		-0-

	8	Shared Dispositive Power

		737,600

9	Aggregate Amount Beneficially Owned by Each Reporting Person

                                       737,600

10	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[ ]

11	Percent of Class Represented By Amount in Row (9)

                                       5.09%

12	Type of Reporting Person (See Instructions)

                                       00

CUSIP NO. 894174101	Page 4 of 16 Pages

1	Names of Reporting Persons

I.R.S. Identification Nos. of above persons (entities only)

               DAVID J. MATLIN

2	Check the Appropriate Box If a Member of a Group (See Instructions)

a.	[ ]

b.	[ ]

3	SEC Use Only

4	Citizenship or Place of Organization

UNITED STATES

Number of	5	Sole Voting Power
Shares
		-0-

Beneficially	6	Shared Voting Power
Owned By
Each		737,600

Reporting	7	Sole Dispositive Power
Person
With		-0-

	8	Shared Dispositive Power

		737,600

9	Aggregate Amount Beneficially Owned by Each Reporting Person

                                       737,600

10	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[ ]

11	Percent of Class Represented By Amount in Row (9)

                                       5.09%

12	Type of Reporting Person (See Instructions)

                                       IN

CUSIP NO. 894174101	Page 5 of 16 Pages

1	Names of Reporting Persons

I.R.S. Identification Nos. of above persons (entities only)

                MARK R. PATTERSON

2	Check the Appropriate Box If a Member of a Group (See Instructions)

a.	[ ]

b.	[ ]

3	SEC Use Only

4	Citizenship or Place of Organization

UNITED STATES

Number of	5	Sole Voting Power
Shares
		-0-

Beneficially	6	Shared Voting Power
Owned By
Each		737,600

Reporting	7	Sole Dispositive Power
Person
With		-0-

	8	Shared Dispositive Power

		737,600

9	Aggregate Amount Beneficially Owned by Each Reporting Person

                                       737,600

10	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[ ]

11	Percent of Class Represented By Amount in Row (9)

                                       5.09%

12	Type of Reporting Person (See Instructions)

                                       IN

CUSIP NO. 894174101	Page 6 of 16 Pages

1	Names of Reporting Persons

I.R.S. Identification Nos. of above persons (entities only)

                MICHAEL WATZKY

2	Check the Appropriate Box If a Member of a Group (See Instructions)

a.	[ ]

b.	[ ]

3	SEC Use Only

4	Citizenship or Place of Organization

UNITED STATES

Number of	5	Sole Voting Power
Shares
		-0-

Beneficially	6	Shared Voting Power
Owned By
Each		737,600

Reporting	7	Sole Dispositive Power
Person
With		-0-

	8	Shared Dispositive Power

		737,600

9	Aggregate Amount Beneficially Owned by Each Reporting Person

                                       737,600

10	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[ ]

11	Percent of Class Represented By Amount in Row (9)

                                       5.09%

12	Type of Reporting Person (See Instructions)

                                       IN

CUSIP NO. 894174101	Page 7 of 16 Pages

Item	1(a)	Name of Issuer:

TravelCenters of America LLC (the “Issuer”).

	1(b)	Address of the Issuer’s Principal Executive Offices:

24601 Center Ridge Road
Suite 200
Westlake, OH 44145-5639

Item	2(a)	Name of Person Filing

The Statement is filed on behalf of each of the following persons (collectively, the “Reporting Persons”):

	i)	MatlinPatterson Capital Management L.P. (“Matlin LP”);

	ii)	MatlinPatterson Distressed Opportunities Master Account L.P. (“Matlin Distressed”);

	iii)	MatlinPatterson Capital Management GP LLC (“Matlin LLC”);

	iv)	David J. Matlin;

	v)	Mark R. Patterson; and

	vi)	Michael Watzky.

This statement relates to shares held for the account of MatlinPatterson Distressed Opportunities Master Account L.P., a limited partnership organized under the laws of the Cayman Islands (“Matlin Distressed”). Matlin LP serves as investment manager to Matlin Distressed. Matlin LLC is the general partner of Matlin LP. David J. Matlin and Mark R. Patterson each hold 50 percent of the membership interests of Matlin LLC. Michael Watzky serves as the Senior Portfolio Manager of Matlin LP.

Item	2(b)	Address of Principal Business Office or, if None, Residence:

The address or the principal business office of each of the Reporting Persons is 520 Madison Avenue, New York, New York 10022.

CUSIP NO. 894174101	Page 8 of 16 Pages

Item	2(c)	Citizenship:

	i)	Matlin LP is a Delaware limited partnership;

	ii)	Matlin Distressed is a Cayman Islands limited partnership;

	iii)	Matlin LLC is a Delaware limited liability company;

	iv)	David J. Matlin is a United States Citizen;

	v)	Mark R. Patterson is a United States Citizen; and

	vi)	Michael Watzky is a United States Citizen.

Item	2(d)	Title of Class of Securities:

Common Stock, no par value per share (the “Common Stock”)

Item	2(e)	CUSIP Number:

894174101

Item	3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

This Item 3 is not applicable.

Item	4	Ownership:

Item	4(a)	Amount Beneficially Owned:

As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of 737,600 shares.

Item	4(b)	Percent of Class:

Each of the Reporting Persons may be deemed to be the beneficial owner of approximately 5.09% of the total number of shares outstanding.

CUSIP NO. 894174101	Page 9 of 16 Pages

Item	4(c)	Number of shares as to which such person has:

Matlin LP
(i)	Sole power to vote or direct the vote:
(ii)	Shared power to vote or to direct the vote	737,600
(iii)	Sole power to dispose or to direct the disposition of
(iv)	Shared power to dispose or to direct the disposition of	737,600

Matlin Distressed
(i)	Sole power to vote or direct the vote:
(ii)	Shared power to vote or to direct the vote	737,600
(iii)	Sole power to dispose or to direct the disposition of
(iv)	Shared power to dispose or to direct the disposition of	737,600

Matlin LLC
(i)	Sole power to vote or direct the vote:
(ii)	Shared power to vote or to direct the vote	737,600
(iii)	Sole power to dispose or to direct the disposition of
(iv)	Shared power to dispose or to direct the disposition of	737,600

David J. Matlin
(i)	Sole power to vote or direct the vote:
(ii)	Shared power to vote or to direct the vote	737,600
(iii)	Sole power to dispose or to direct the disposition of
(iv)	Shared power to dispose or to direct the disposition of	737,600

Mark R. Patterson
(i)	Sole power to vote or direct the vote:
(ii)	Shared power to vote or to direct the vote	737,600
(iii)	Sole power to dispose or to direct the disposition of
(iv)	Shared power to dispose or to direct the disposition of	737,600

Michael Watzky
(i)	Sole power to vote or direct the vote:
(ii)	Shared power to vote or to direct the vote	737,600
(iii)	Sole power to dispose or to direct the disposition of
(iv)	Shared power to dispose or to direct the disposition of	737,600

Item	5	Ownership of Five Percent or Less of a Class:

		This Item 5 is not applicable.

Item	6	Ownership of More than Five Percent on Behalf of Another Person:

The partners of Matlin Distressed are entitled to receive, or have the power to direct, the receipt of dividends from the proceeds of sales of the shares held for the account of Matlin Distressed, in accordance with their ownership interests in Matlin Distressed.

CUSIP NO. 894174101	Page 10 of 16 Pages

Item	7	Identification and Classification of the Subsidiary Which Acquired the Security Being
		Reported on by the Parent Holding Company:

		This Item 7 is not applicable.

Item	8	Identification and Classification of Members of the Group:

		This Item 8 is not applicable.

Item	9	Notice of Dissolution of Group:

		This Item 9 is not applicable.

Item	10	Certification:

By signing below each of the Reporting Persons certifies that, to the best of such person’s knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:	July 15, 2008	MATLINPATTERSON CAPITAL MANAGEMENT L.P.

		By:	MATLINPATTERSON CAPITAL MANAGEMENT GP LLC, its general partner

By:	/s/ Lawrence Teitelbaum
Name: Lawrence Teitelbaum
Title: Chief Financial Officer

Date:	July 15, 2008	MATLINPATTERSON DISTRESSED OPPORTUNITIES MASTER ACCOUNT L.P.

		By:	MATLINPATTERSON CAPITAL MANAGEMENT GP LLC, its general partner

By:	/s/ Lawrence Teitelbaum
Name: Lawrence Teitelbaum
Title: Chief Financial Officer

Date:	July 15, 2008	MATLINPATTERSON CAPITAL MANAGEMENT GP LLC

		By:	/s/ Lawrence Teitelbaum
Name: Lawrence Teitelbaum
Title: Chief Financial Officer

Date:	July 15, 2008	DAVID J. MATLIN

		By:	/s/ Lawrence Teitelbaum
Name: Lawrence Teitelbaum
Title: Attorney-in-Fact

Date:	July 15, 2008	MARK R. PATTERSON

		By:	/s/ Lawrence Teitelbaum
Name: Lawrence Teitelbaum
Title: Attorney-in-Fact

Date:	July 15, 2008	MICHAEL WATZKY

		By:	/s/ Michael Watzky
Name: Michael Watzky
Title: Senior Portfolio Manager

EXHIBIT INDEX

		Page No.
A.	Joint Filing Agreement, dated as of July 15, 2008, by and among MatlinPatterson Capital Management L.P., MatlinPatterson Distressed Opportunities Master Account L.P., MatlinPatterson Capital Management GP LLC, David J. Matlin, Mark R. Patterson and Michael Watzky.	14

B.	Power of Attorney for David J. Matlin, dated as of July 15, 2008.	15

C.	Power of Attorney for Mark R. Patterson, dated as of July 15, 2008.	16

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13G with respect to the Common Stock, no par value per share, of TravelCenters of America LLC, dated as of July 15, 2008, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date:	July 15, 2008	MATLINPATTERSON CAPITAL MANAGEMENT L.P.

		By:	MATLINPATTERSON CAPITAL MANAGEMENT GP LLC, its general partner

By:	/s/ Lawrence Teitelbaum
Name: Lawrence Teitelbaum
Title: Chief Financial Officer

Date:	July 15, 2008	MATLINPATTERSON DISTRESSED OPPORTUNITIES MASTER ACCOUNT L.P.

		By:	MATLINPATTERSON CAPITAL MANAGEMENT GP LLC, its general partner

By:	/s/ Lawrence Teitelbaum
Name: Lawrence Teitelbaum
Title: Chief Financial Officer

Date:	July 15, 2008	MATLINPATTERSON CAPITAL MANAGEMENT GP LLC

		By:	/s/ Lawrence Teitelbaum
Name: Lawrence Teitelbaum
Title: Chief Financial Officer

Date:	July 15, 2008	DAVID J. MATLIN

		By:	/s/ Lawrence Teitelbaum
Name: Lawrence Teitelbaum
Title: Attorney-in-Fact

Date:	July 15, 2008	MARK R. PATTERSON

		By:	/s/ Lawrence Teitelbaum
Name: Lawrence Teitelbaum
Title: Attorney-in-Fact

Date:	July 15, 2008	MICHAEL WATZKY

		By:	/s/ Michael Watzky
Name: Michael Watzky
Title: Senior Portfolio Manager

EXHIBIT B

POWER OF ATTORNEY FOR
CERTAIN FILINGS
UNDER THE SECURITIES EXCHANGE ACT OF 1934

I, David J. Matlin, hereby make, constitute and appoint each of:

Robert Weiss, and

Lawrence Teitelbaum

acting individually, as my agent and attorney-in-fact, with full power of substitution, for the purpose of, from time to time, executing in my name and/or my capacity, all documents, certificates, instruments, statement, other filings, and amendments to the forgoing (collectively, “documents”) determined by such person to be necessary or appropriate to comply with ownership or control-person reporting requirements imposed by any United States or non-United States governmental or regulatory authority, including without limitation Forms 3, 4, 5, 144, 13D, 13F and 13G required to be filed with the Securities and Exchange Commission; and delivering, furnishing or filing any such documents with the appropriate governmental or regulatory authority. Any such determination shall be conclusively evidenced by such person’s execution, delivery, furnishing and/or filing of the applicable document.

This power of attorney shall be valid from the date hereof until revoked in writing by the undersigned and does not revoke or replace any other power of attorney that the undersigned has previously granted.

IN WITNESS HEREOF, I have executed this instrument as of the date set forth below.

Date: July 15, 2008.

David J. Matlin

/s/ David J. Matlin

New York, New York

EXHIBIT C

POWER OF ATTORNEY FOR
CERTAIN FILINGS
UNDER THE SECURITIES EXCHANGE ACT OF 1934

I, Mark R. Patterson, hereby make, constitute and appoint each of:

Robert Weiss, and

Lawrence Teitelbaum

acting individually, as my agent and attorney-in-fact, with full power of substitution, for the purpose of, from time to time, executing in my name and/or my capacity, all documents, certificates, instruments, statement, other filings, and amendments to the forgoing (collectively, “documents”) determined by such person to be necessary or appropriate to comply with ownership or control-person reporting requirements imposed by any United States or non-United States governmental or regulatory authority, including without limitation Forms 3, 4, 5, 144, 13D, 13F and 13G required to be filed with the Securities and Exchange Commission; and delivering, furnishing or filing any such documents with the appropriate governmental or regulatory authority. Any such determination shall be conclusively evidenced by such person’s execution, delivery, furnishing and/or filing of the applicable document.

This power of attorney shall be valid from the date hereof until revoked in writing by the undersigned and does not revoke or replace any other power of attorney that the undersigned has previously granted.

IN WITNESS HEREOF, I have executed this instrument as of the date set forth below.

Date: July 15, 2008.

Mark R. Patterson

/s/ Mark R. Patterson

New York, New York